Exhibit 99.1

August 22, 2025

Dear Shareholder:

At the midpoint of 2025, we find ourselves in an economic environment that continues to present challenges. This quarter brought meaningful opportunities to advance our priorities and further strengthen Uwharrie Capital Corp.

We are proud to share that the American Bankers Association reported that Uwharrie Capital Corp ranked #14 nationally in the top 20 publicly traded banks under $2 billion in assets during 2024.

Our financial performance through the first six months of 2025 continues to excel.

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Total assets increased to $1.17B, up $46.5B, or 4.1%, from June 30, 2024.
•
Total loans reached $687M, rising from $640M at June 30, 2024, a 7.2% increase.
•
Deposits increased by $38.3M, or 3.7%, from Q2 2024.
•
Net income rose $271K, or 10.6%, from Q1 2025 and $781K, or 17%, year-over-year.
•
Net interest margin stood at 3.56%, compared to 3.42% in Q2 2024.
•
Maintained a healthy total annualized return on equity of 17.3%.

In April, our team embraced Community Banking Month with purpose. Over 130 employees participated in nearly 20 community projects across our footprint. While we engage in local initiatives throughout the year, this concentrated effort reaffirmed our deep commitment to service and civic engagement.

As we look ahead to the second half of the year, we remain grounded in our mission and guided by our core values. We are growing with purpose, listening closely, and leading with service — ever mindful of the people and communities who make this journey meaningful.

Thank you for your support. Your investment is helping shape a stronger future for our Company and for the communities we all call home.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	June 30,	June 30,
(Amounts in thousands except share and per share data)	2025	2024

Assets
Cash and due from banks	$10,676	$11,195
Interest-earning deposits with banks	62,598	46,276
Securities available for sale	340,985	350,764
Securities held to maturity (fair value $21,047 and $24,656, respectively)	23,753	27,252
Less: allowance for credit losses on securities held to maturity	(54)	(66)
Net securities held to maturity	23,699	27,186
Equity securities, at fair value	325	324
Loans held for sale	9,147	3,611
Loans held for investment	677,556	636,738
Less: allowance for credit losses on loans	(6,231)	(5,908)
Net loans held for investment	671,325	630,830
Premises and equipment, net	14,054	14,552
Interest receivable	4,300	4,688
Restricted stock	1,749	1,709
Bank-owned life insurance	8,008	7,864
Deferred income tax benefit	8,036	9,056
Loan servicing assets	3,828	4,089
Other assets	11,024	11,116
Total assets	$1,169,754	$1,123,260

Liabilities
Deposits:
Demand, noninterest-bearing	$291,431	$286,517
Interest checking and money market accounts	394,855	391,245
Savings accounts	102,666	95,208
Time deposits, $250,000 and over	127,984	128,162
Other time deposits	145,428	122,943
Total deposits	1,062,364	1,024,075
Short-term borrowed funds	1,132	6,400
Long-term debt	29,200	29,123
Other liabilities	11,654	11,530
Total liabilities	1,104,350	1,071,128

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,013,052 and 7,068,577, respectively.
Book value per share $7.81 in 2025 and $5.75 in 2024 (1)	8,766	8,836
Additional paid-in capital	12,038	12,510
Undivided profits	55,448	46,419
Accumulated other comprehensive loss	(21,503)	(26,288)
Total Uwharrie Capital Corp shareholders' equity	54,749	41,477
Noncontrolling interest	10,655	10,655
Total shareholders' equity	65,404	52,132
Total liabilities and shareholders' equity	$1,169,754	$1,123,260

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2.0% stock dividend in 2024.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2025	2024	2025	2024

Interest Income
Interest and fees on loans	$10,479	$9,285	$20,704	$18,079
Interest on investment securities	3,195	3,326	6,282	6,564
Interest-earning deposits with banks and federal funds sold	662	710	1,152	1,336
Total interest income	14,336	13,321	28,138	25,979

Interest Expense
Interest paid on deposits	4,270	4,097	8,625	7,826
Interest paid on borrowed funds	335	408	678	799
Total interest expense	4,605	4,505	9,303	8,625

Net Interest Income	9,731	8,816	18,835	17,354
Provision for credit losses	254	431	535	401
Net interest income after provision for credit losses	9,477	8,385	18,300	16,953

Noninterest Income
Service charges on deposit accounts	263	267	522	535
Interchange and card transaction fees	308	322	557	610
Other service fees and commissions	989	897	1,970	1,828
Loss on sale/call of securities	-	-	-	(148)
Realized/unrealized gain (loss) on equity securities	14	(19)	(9)	22
Income from mortgage banking	1,027	606	2,078	1,440
Other income	483	153	347	268
Total noninterest income	3,084	2,226	5,465	4,555

Noninterest Expense
Salaries and employee benefits	5,711	5,145	11,131	10,359
Occupancy expense	433	429	897	854
Equipment expense	207	218	411	425
Data processing	228	203	441	433
Loan costs	69	51	158	84
Professional fees and services	267	262	537	526
Marketing and donations	359	339	718	705
Software amortization and maintenance	356	329	720	659
Other operating expenses	1,350	856	1,895	1,669
Total noninterest expense	8,980	7,832	16,908	15,714

Income before income taxes	3,581	2,779	6,857	5,794
Provision for income taxes	757	566	1,480	1,198
Net Income	$2,824	$2,213	$5,377	$4,596

Consolidated net income	$2,824	$2,213	$5,377	$4,596
Less: net income attributable to noncontrolling interest	(141)	(141)	(280)	(282)
Net income attributable to Uwharrie Capital Corp and common shareholders	$2,683	$2,072	$5,097	$4,314
Net Income Per Common Share (1)
Basic	$0.38	$0.29	$0.72	$0.60
Assuming dilution	$0.38	$0.29	$0.72	$0.60
Weighted Average Common Shares Outstanding (1)
Basic	7,047,162	7,235,539	7,061,434	7,250,231
Assuming dilution	7,047,162	7,235,539	7,061,434	7,250,231